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                                                                     Exhibit 4.5



                             DELTA AIR LINES, INC.,

                                                                         Company

                                       and


                              THE BANK OF NEW YORK,

                                                                         Trustee




                          THIRD SUPPLEMENTAL INDENTURE

                          Dated as of August 10 , 1998






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         THIS THIRD SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), is
made as of August 10, 1998 between Delta Air Lines, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking organization, as successor trustee (the "Trustee") to The Citizens and Southern National Bank of Florida.

                                    RECITALS

         WHEREAS, the Company executed and delivered an Indenture dated as of March 1, 1983, supplemented as of January 27, 1986 and further supplemented as of May 26, 1989 (the "Indenture") by and between the Company and The Citizens and Southern National Bank of Florida, as predecessor trustee to the Trustee, under which are issued $102,455,000 aggregate principal amount of 9% Debentures due May 15, 2016 (the "Securities");

         WHEREAS, the Company desires to execute and deliver a further amendment to the Indenture for the purpose of eliminating certain of the restrictive covenants contained in the Indenture;

         WHEREAS, Section 902 of the Indenture provides that the Indenture may be amended, subject to certain exceptions specified in such Section 902, with the consent of the holders of two-thirds in aggregate principal amount of the Securities at the time outstanding (the "Requisite Consents");

         WHEREAS, the Company has obtained and delivered to the Trustee the Requisite Consents to amend the Indenture as set forth in Article 1 of this Supplemental Indenture (the "Proposed Amendment");

         WHEREAS, all other conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms and the terms of the Indenture have been satisfied.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the Company and the Trustee hereby covenant and agree, for the equal and proportionate benefit of all holders from time to time of the Securities as follows:

         All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Indenture.



                                    ARTICLE 1

                  AMENDMENTS TO CERTAIN PROVISIONS OF INDENTURE

         SECTION 1.1. Amendment of Certain Provisions of the Indenture. The


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Indenture is hereby amended in the following respects:

         The Section headings and the text of each of Sections 1007 and 1008, and all references thereto, are hereby deleted in their entirety and replaced with the following:

                     "[Intentionally Deleted by Amendment]".



                                    ARTICLE 2

                                SUNDRY PROVISIONS

         SECTION 2.1. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. Upon the execution of this Supplemental Indenture, the Proposed Amendment shall automatically take effect without the requirement of any further action by or notice to the Company.

         SECTION 2.2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

         SECTION 2.3. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

         SECTION 2.4. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

         SECTION 2.5. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

         SECTION 2.6. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein


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so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

         SECTION 2.7. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         SECTION 2.8. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

         SECTION 2.9. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 2.10. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

         SECTION 2.11. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.




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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first above written.

                                      DELTA AIR LINES, INC.

                                      By:  /s/ Edward H. West
                                         ---------------------------------------
                                         Name:        Edward H. West
                                         Title:       Vice President - Financial
                                                       Planning & Analysis




                                      THE BANK OF NEW YORK
                                      as Trustee

                                      By:  /s/ Heidi Van Horn-Bash
                                         ---------------------------------------
                                         Name:        Heidi Van Horn-Bash
                                         Title:       Agent




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